Exhibit 1.01

EATON CORPORATION plc
CONFLICT MINERALS REPORT
FOR THE YEAR ENDED DECEMBER 31, 2025

This Conflict Minerals Report (this "Report") of Eaton Corporation plc ("Eaton", the "Company", "we", "us", or "our") for the reporting period from January 1, 2025 to December 31, 2025 is provided pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the "Rule").

Eaton is required to perform a reasonable country of origin inquiry into the sources of necessary conflict minerals in our products and disclose the results of such diligence. Conflict minerals have been defined as tin, tantalum, tungsten, and gold (the "Conflict Minerals"). The design of our due diligence program and related results are described below.

A copy of Eaton's Conflict Minerals Report is publicly available at www.eaton.com under "Responsible Sourcing of Conflict Minerals" at: https://www.eaton.com/us/en-us/company/policies-and-statements/responsible-sourcing-of-conflict-minerals0.html. The contents of our website referred to in this Report are not incorporated by reference into this Report.

1.COMPANY OVERVIEW

Eaton Corporation plc is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial, machine building, residential, aerospace and mobility markets. We are capitalizing on the megatrends of the electrification, digitalization and the reindustrialization of and growth of megaprojects in North America and increased global infrastructure spending, all of which are expanding our end markets and positioning Eaton for growth for years to come. We are strengthening our participation across the entire electrical power value chain and benefiting from momentum in the data center and utility end markets as well as a growth cycle in the commercial aerospace and defense markets. We are guided by our commitment to operate sustainably and with the highest ethical standards. Our work is helping to solve the world’s most urgent power management challenges and building a more sustainable society for people today and for future generations.

Founded in 1911, Eaton has evolved to meet the changing and expanding needs of our stakeholders. With revenues of $27.4 billion in 2025, the Company serves customers in 180 countries.

During 2025, Eaton had five business segments: Electrical Americas, Electrical Global, Aerospace, Vehicle, and eMobility. During the first quarter of 2026, Eaton re-segmented certain reportable operating segments due to a reorganization of the Company's businesses. The new reportable segment is Mobility, which consists of the legacy Vehicle and eMobility segments. For this Report, we have not used the new reportable Mobility segment as the re-segmentation occurred subsequent to the calendar year 2025.

In 2025, Eaton considers all products to be in-scope and include, but are not limited to:

Electrical Americas and Electrical Global
The Electrical Americas segment consists of electrical components, industrial components, power distribution and assemblies, residential products, single phase power quality and connectivity, three phase power quality, wiring devices, circuit protection, utility power distribution, power reliability equipment, and services that are primarily produced and sold in North and South America. The Electrical Global segment consists of electrical components, industrial components, power distribution and assemblies, single phase and three phase power quality, and services that are primarily produced and sold outside of North and South America; as well as hazardous duty electrical equipment, emergency lighting, fire detection, intrinsically safe explosion-proof instrumentation, and structural support systems that are produced and sold globally.

Aerospace
The Aerospace segment is a leading global supplier of aerospace fuel, hydraulics, and pneumatic systems for commercial and military use, as well as filtration systems for industrial applications. Products include hydraulic power generation systems for aerospace applications including pumps, motors, hydraulic power units, hose and fittings, electro-hydraulic pumps; controls and sensing products including valves, cylinders, electronic controls, electromechanical actuators, sensors, aircraft flap and slat systems and nose wheel steering systems; fluid conveyance products, including hose, thermoplastic tubing, fittings, adapters, couplings, sealing and ducting; fuel systems including air-to-air refueling systems, fuel pumps, fuel inerting products, sensors, valves, adapters and regulators; mission systems including oxygen generation system, payload carriages, and thermal management products; high performance interconnect products including wiring connectors and cables. The Aerospace segment also includes filtration systems including hydraulic filters, bag filters, strainers and cartridges; and golf grips.

Vehicle
The Vehicle segment is a leader in the design, manufacture, marketing, and supply of: drivetrain, powertrain systems and critical components that reduce emissions and improve fuel economy, stability, performance, and safety of cars, light trucks and commercial vehicles. Products include transmissions and transmission components, clutches, hybrid power systems, superchargers, engine valves and valve actuation systems, locking and limited slip differentials, transmission controls, and fuel vapor components for the global vehicle industry.

eMobility
The eMobility segment designs, manufactures, markets, and supplies mechanical, electrical, and electronic components and systems that improve the power management and performance of both on-road and off-road vehicles. Products include high voltage inverters, converters, fuses, circuit protection units, vehicle controls, power distribution, fuel tank isolation valves, and commercial vehicle hybrid systems.

In 2025, Eaton completed its acquisition of Fibrebond Corporation and Resilient Power Systems Inc. and, for the avoidance of doubt, their Conflict Minerals information is not included in this Report.

2.REASONABLE COUNTRY OF ORIGIN INQUIRY

Purchased raw materials and parts are varied and are sourced from many suppliers. Eaton has a substantial number of suppliers globally that span across our business segments. Our supply chain is multi-tiered, and Eaton is typically many levels removed from the mines, smelters, and refiners. Therefore, Eaton must rely on its suppliers to provide information about the origin of the Conflict Minerals in its products for our reasonable country of origin inquiry ("RCOI"). Some of Eaton’s products may contain Conflict Minerals either from recycled sources or in their processed form.

For the reporting period from January 1 through December 31, 2025, Eaton conducted a good faith RCOI of the Conflict Minerals that are necessary to the functionality or production of the products that Eaton manufactured or contracted with others to manufacture during the reporting period. Based on this RCOI, Eaton was unable to conclude that these Conflict Minerals did not originate from the Democratic Republic of the Congo (the "DRC") or adjoining countries. Accordingly, Eaton undertook further due diligence measures on the source and chain of custody of the identified necessary Conflict Minerals.

3.CONFLICT MINERALS DUE DILIGENCE

3.1 Design of Due Diligence Program and Overview

Our due diligence program measures were designed to conform, in all material respects, with the internationally recognized due diligence framework set forth in The Organisation for Economic Co-operation and Development ("OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and the related supplements on tin, tantalum, tungsten and gold. Pursuant to this framework, we undertook to: (a) establish strong company management systems, (b) identify and assess risks in our supply chain, (c) design and implement a strategy to respond to the identified risks, (d) carry out independent third-party audit of smelter/refiner's due diligence practices, and (e) report annually on supply chain due diligence.

3.2 Due Diligence Measures Performed

a. Establish Strong Company Management Systems

Eaton has taken steps to develop strong company management systems pertaining to the use of Conflict Minerals in our products and supply chain. These include the adoption of a responsible sourcing of conflict minerals policy, which is available at http://www.eaton.com/content/eaton/us/en-us/company/policies-and-statements/responsible-sourcing-of-conflict-minerals0.html.

In addition, we have implemented an internal management reporting structure to manage and oversee Eaton’s Conflict Minerals activities consisting of a dedicated Conflict Minerals team and executive-level Conflict Minerals Steering Committee chaired by Eaton’s Vice President for Global Supplier Performance and comprising members from Eaton's Sustainability, Supply Chain and Legal teams. The Steering Committee oversees and supports the Company’s conflict minerals compliance efforts to meet the reporting requirements of the Rule. The Steering Committee meets periodically and regularly monitors and reviews compliance activities including the results of compliance activities against prior year’s results.

We have also established formal requirements for suppliers related to the use and reporting of Conflict Minerals, including the implementation of a supplier Conflict Minerals solicitation process utilizing tools created by the Responsible Minerals Initiative ("RMI"), which includes the Conflict Minerals Reporting Template ("CMRT"). In this reporting period, Eaton requested that its suppliers use the CMRT version 6.5 (which was released in April 2025). Through our policy and participation in RMI, Eaton is committed to responsible sourcing of Conflict Minerals from the DRC and adjoining countries and requires suppliers and smelters or refiners to source responsibly from these regions. Through our RMI participation and in our due diligence program, we include Conflict Affected and High-Risk Areas ("CAHRA").

We retain relevant Conflict Minerals documentation and records in accordance with our record retention policy and procedures.

Finally, we maintain a global ethics e-mail address and telephone helpline (https://www.eaton.com/us/en-us/company/ethics-compliance.html), which can be used by employees, suppliers or other stakeholders to report any concerns relating to Eaton’s sourcing activities. It is our policy that we investigate appropriately any reported concerns about Conflict Minerals sourcing.

b. Identify and Assess Risks in our Supply Chain

As a downstream user of Conflict Minerals, Eaton is many layers removed from the mine or location from which the Conflict Minerals originated and the smelters and refiners which processed the Conflict Minerals. Eaton does not purchase raw ore or unrefined Conflict Minerals, and, to the best of our knowledge, conducts no purchasing activities directly in the DRC or adjoining countries.
We solicited relevant suppliers using due diligence tools including the RMI’s CMRT. Our solicitation letter included an explanation of Conflict Minerals, our policy and the related legal regulations, and a request for suppliers to comply with the regulations, our policy and Supplier Code of Conduct ("the Code") and to contact us for any questions. Additional solicitation requests, including in additional languages beyond English, were sent to suppliers that did not respond or provide sufficient information. Through this process, during 2025, we solicited approximately 950 suppliers.

We verified the information provided by our suppliers (to the extent possible) by comparing it to the information shared on the RMI website and monthly plenary calls, and against CMRT acceptance criteria for completeness and consistency of responses. Through this process, for suppliers who provided names of smelters and refiners, we determined the RMI conformance status of those supplier-reported smelters and refiners. For those suppliers who provided country of origin information for the Conflict Minerals, we confirmed the listed countries of origin for each smelter and refiner if that information was available from RMI. If there were discrepancies between the supplier information and RMI’s, we made follow up inquiries with our suppliers following RMI's acceptance criteria guidance and rejected the relevant suppliers' CMRTs until any discrepancies were resolved.

c. Design and Implement a Strategy to Respond to Identified Risks

Eaton’s strategy to respond to identified risks concerning Conflict Minerals includes the development of a responsible sourcing of conflict minerals policy, as referenced above. In line with our conflict minerals policy, our Code requires our suppliers to commit to the responsible sourcing of Conflict Minerals. The Code and the Conflict Minerals requirements are incorporated by reference into Eaton’s Purchase Order Terms and Conditions. Both the Code and Purchase Order Terms and Conditions are used to communicate requirements to our suppliers, including expectations relating to the use and sourcing of Conflict Minerals. In particular, Eaton’s Code and Purchase Order Terms and Conditions require our suppliers to perform due diligence into their respective supply chains to determine whether products sold to us contain Conflict Minerals, and whether, and to what extent, the Conflict Minerals are sourced from smelters and refiners conformant to RMI’s Responsible Minerals Assurance Process ("RMAP"), and to report to Eaton the results of this due diligence. The Code and Purchase Order Terms and Conditions are available on our website at https://www.eaton.com/us/en-us/company/selling-to-eaton.html.

Eaton monitors the information received from suppliers in response to our solicitations and periodically shares summaries of this information with our Conflict Minerals Steering Committee. Eaton is a member of RMI (member Code EATN) and uses data from the RMI to determine the conformance status of supplier-reported smelters and refiners, as well as reported country of origin information related to the Conflict Minerals sourced from such smelters or refiners, if available. Through our membership in RMI, Eaton further supports several complementary programs such as the International Tin Supply Chain Initiative ("ITSCI"), the Independent Metals Authority ("LBMA") and the RCS Global Group’s Better Mining Project, with which RMI collaborates to jointly address Conflict Minerals issues in CAHRAs including the DRC and adjoining countries.

Suppliers that are either non-responsive or provide incomplete or inconsistent responses to Eaton’s solicitations are escalated within Eaton’s Supply Chain Management organization for follow-up engagement. Responding suppliers reporting smelters and refiners that are non-conformant or have other identified red flags (risks from open-source information that merit further review) receive follow-up communication to remind them of Eaton’s expectations relating to the use and sourcing of Conflict Minerals as well as support and resources available to them, including training, through our membership in RMI. Corrective action plans are assigned as needed to ensure suppliers improve on their due diligence practices and comply with Eaton’s Code and Purchase Order Terms and Conditions.

d. Carry Out Independent Third-Party Audits of Smelter/Refiner's Due Diligence Practices

As a downstream user of Conflict Minerals, Eaton and its direct supply chain are many layers removed from the mine or location from which the Conflict Minerals originated and smelters and refiners that process the Conflict Minerals in our products. Through our membership and participation in the RMI, we collaborate at a cross-industry level, and we continue to support the development and implementation of due diligence practices, the RMI's RMAP and tools such as the CMRT. In addition, Eaton has previously contributed financially to RCS Global Group’s Better Mining program, which has been recognized as a valid upstream assurance mechanism for its work to address risks associated with artisanal small mines.

e. Report Annually on Supply Chain Due Diligence

Eaton publicly communicates our responsible sourcing of conflict minerals policy, due diligence activities and related supplier expectations on our website and in our Conflict Minerals Report available at: http://www.eaton.com/content/eaton/us/en-us/company/policies-and-statements/responsible-sourcing-of-conflict-minerals0.html.

4.RESULTS OF REVIEW

For the reporting period of January 1 through December 31, 2025, Eaton solicited approximately 950 suppliers identified as potentially having Conflict Minerals in their products to gather detailed information regarding the existence of Conflict Minerals in products sold to us, as well as the origin and chain of custody of the Conflict Minerals in our products, using the CMRT.

Based on the information provided by Eaton’s suppliers and our own due diligence efforts in the reporting period, we do not have sufficient information to conclusively determine the countries of origin or chain of custody of all Conflict Minerals in our products. A majority of our suppliers responded that their materials did not contain Conflict Minerals, they used recycled materials, they were unable to determine whether the products they sold to us contained Conflict Minerals, or they were still in the process of evaluating the source of Conflict Minerals in their products.

Based on the information provided by our suppliers, the smelters and refiners that may have been used to produce Conflict Minerals in Eaton’s products are listed in Annex I. Based on information provided by our suppliers and information available from the RMI, the countries of origin of Conflict Minerals processed by these smelters and refiners may include the countries listed in Annex II. None of the responses acknowledged that Conflict Minerals were sourced from smelters/mines that financed or benefited armed groups in the DRC or adjoining countries. Eaton has no knowledge that any Conflict Minerals known to be in its supply chain directly or indirectly financed or benefitted armed groups in the DRC or adjoining countries.

5.STEPS TAKEN AND TO BE TAKEN TO MITIGATE RISK

Eaton intends to continue to evaluate its due diligence program in accordance with the provisions of the Rule. We will continue to annually review the criteria used to select suppliers for solicitation and engage with our suppliers to identify the Conflict Minerals used within our supply chain, as well as the origin and chain of custody of those Conflict Minerals. We intend to continue to engage with third party programs such as the RMI. Finally, to the extent that any Eaton supplier is found to be using non-conformant smelters or refiners within its supply chain, Eaton intends to engage that supplier and re-communicate our requirement for suppliers to commit to comply with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from the DRC or adjoining countries, as per Eaton’s policy and Code.

6.FORWARD-LOOKING STATEMENTS

This Report, including the “Steps Taken and to be Taken to Mitigate Risk” section of this Report, contains forward-looking statements. These forward-looking statements are based upon management’s current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “possible,” “seek,” “should,” “target,” “will,” “would” or other similar words, phrases or expressions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Report. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside of our control, such as the responsible sourcing by suppliers and their respective suppliers, smelters and refiners, and the implementation and effectiveness of due diligence monitoring and compliance programs across our multi-tiered supply chain. We undertake no obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

ANNEX I

Annex I includes all smelters/refiners that Eaton’s responding suppliers listed in their completed CMRTs that meet the recognized definition of a smelter or refiner and were operational during the 2025 calendar year. However, because of the nature of those suppliers’ responses, Eaton believes that this Annex I is likely to include smelters/refiners that do not actually process the Conflict Minerals contained in Eaton's products. If a supplier has included in their CMRT a smelter or refiner of concern Eaton takes additional due diligence steps, as described above, to verify if this smelter or refiner is processing Conflict Minerals for Eaton products. This includes smelters or refiners that are identified as high-risk or that may be on the OFAC sanctions list or the Uygur Forced Labor Prevention Act entity listing. If Eaton receives confirmation that this is used for Eaton products, then this smelter or refiner will be included in the Annex I list.

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Metal	Status	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tantalum	*	Mineracao Taboca S.A.	BRAZIL
Tantalum	*	AMG Brasil	BRAZIL
Tantalum	*	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	*	F&X Electro-Materials Ltd.	CHINA
Tantalum	*	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	*	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	*	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	*	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	*	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	*	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	*	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	*	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	*	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	*	FIR Metals & Resource Ltd.	CHINA
Tantalum	*	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	*	Jiangxi Suns Nonferrous Materials Co. Ltd.	CHINA
Tantalum	*	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	*	NPM Silmet AS	ESTONIA
Tantalum		5D Production OU	ESTONIA
Tantalum	*	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	*	TANIOBIS GmbH	GERMANY
Tantalum	*	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	*	Taki Chemical Co., Ltd.	JAPAN
Tantalum	*	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	*	Mitsui Kinzoku Company, Limited	JAPAN
Tantalum	*	Global Advanced Metals Aizu	JAPAN
Tantalum	*	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	*	KEMET de Mexico	MEXICO
Tantalum	*	PowerX Ltd.	RWANDA
Tantalum	*	TANIOBIS Co., Ltd.	THAILAND
Tantalum	*	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	*	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	*	Telex Metals	UNITED STATES OF AMERICA
Tantalum	*	Materion Newton Inc.	UNITED STATES OF AMERICA
Tin	*	Global Advanced Metals Greenbushes Pty Ltd.	AUSTRALIA
Tin	*	Aurubis Beerse	BELGIUM
Tin	*	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	*	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)

Tin	*	Mineracao Taboca S.A.	BRAZIL
Tin	*	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	*	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
Tin	*	Estanho de Rondonia S.A.	BRAZIL
Tin	*	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	*	Resind Industria e Comercio Ltda.	BRAZIL
Tin	*	Super Ligas	BRAZIL
Tin	*	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
Tin		Melt Metais e Ligas S.A.	BRAZIL
Tin	*	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	*	China Tin Group Co., Ltd.	CHINA
Tin	*	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	*	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	*	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	*	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	*	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tin	*	Dongguan Best Alloys Co., Ltd.	CHINA
Tin	*	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin		Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin		Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin		Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin		Ma'anshan Weitai Tin Co., Ltd.	CHINA
Tin		Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin		Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	CHINA
Tin		Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Tin		Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
Tin	*	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE
Tin		Precious Minerals and Smelting Limited	INDIA
Tin		RIKAYAA GREENTECH PRIVATE LIMITED	INDIA
Tin	*	PT Timah Tbk Mentok	INDONESIA
Tin	*	PT Mitra Stania Prima	INDONESIA
Tin	*	PT Cipta Persada Mulia	INDONESIA
Tin	*	PT Prima Timah Utama	INDONESIA
Tin	*	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	*	PT Mitra Sukses Globalindo	INDONESIA
Tin	*	PT Timah Tbk Kundur	INDONESIA
Tin	*	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	*	PT Premium Tin Indonesia	INDONESIA
Tin	*	PT Bangka Prima Tin	INDONESIA
Tin	*	PT Rajehan Ariq	INDONESIA
Tin	*	CV Ayi Jaya	INDONESIA
Tin	*	PT Artha Cipta Langgeng	INDONESIA
Tin		PT Masbro Alam Stania	INDONESIA
Tin		PT Aries Kencana Sejahtera	INDONESIA
Tin	*	Dowa	JAPAN
Tin	*	Mitsubishi Materials Corporation	JAPAN

Tin	*	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	JAPAN
Tin	*	Malaysia Smelting Corporation Berhad (Port Klang)	MALAYSIA
Tin		Modeltech Sdn Bhd	MALAYSIA
Tin	*	Minsur	PERU
Tin	*	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	*	Fenix Metals	POLAND
Tin	*	Luna Smelter, Ltd.	RWANDA
Tin	*	CRM Synergies EMEA, S.L.U.	SPAIN
Tin	*	Aurubis Berango	SPAIN
Tin	*	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	*	Thaisarco	THAILAND
Tin	*	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	*	Woodcross Smelting Company Limited	UGANDA
Tin	*	Alpha Assembly Solutions Inc	UNITED STATES OF AMERICA
Tin	*	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	*	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	*	P Kay Metal, Inc	UNITED STATES OF AMERICA
Tin		Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin		An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin		VQB Mineral and Trading Group JSC	VIET NAM
Tin		Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tungsten	*	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	*	Cronimet Brasil Ltda	BRAZIL
Tungsten		Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL
Tungsten	*	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	*	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	*	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	*	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	*	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	*	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	*	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	*	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	*	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CHINA
Tungsten	*	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	*	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	*	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	*	Hubei Green Tungsten Co., Ltd.	CHINA
Tungsten		Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten		Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten		Fujian Xinlu Tungsten Co., Ltd.	CHINA
Tungsten		Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten		YUDU ANSHENG TUNGSTEN CO., LTD.	CHINA
Tungsten		Hunan Jintai New Material Co., Ltd.	CHINA
Tungsten	*	S.P.T. spol. s.r.o.	CZECHIA
Tungsten	*	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	*	TANIOBIS Smelting GmbH & Co. KG	GERMANY

Tungsten	*	A.L.M.T. Corp.	JAPAN
Tungsten	*	Japan New Metals Co., Ltd.	JAPAN
Tungsten	*	Tungamoy Metals Inc.	KOREA, REPUBLIC OF
Tungsten	*	Philippine Bonway Manufacturing Industrial Corporation	PHILIPPINES
Tungsten		Philippine Carreytech Metal Corp.	PHILIPPINES
Tungsten	*	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	*	Lianyou Resources Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	*	Jing Yuan Tungsten Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	*	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA
Tungsten	*	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	*	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	*	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	*	Uzbekistan Technological Metallurgical Complex JSC	UZBEKISTAN
Tungsten	*	Masan High-Tech Materials	VIET NAM
Tungsten	*	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	*	Tungsten Vietnam Joint Stock Company	VIET NAM
Tungsten	*	KENEE MINING VIETNAM COMPANY LIMITED	VIET NAM
Tungsten		Nam Viet Cromit Joint Stock Company	VIET NAM
Gold		L'Orfebre S.A.	ANDORRA
Gold	*	Gold Corporation - The Perth Mint	AUSTRALIA
Gold		ABC Refinery Pty Ltd.	AUSTRALIA
Gold	*	Oegussa Oesterreichische Gold- und Silber-Scheideanstalt Gesm.b.H.	AUSTRIA
Gold	*	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	*	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	*	Coimpa Industrial LTDA	BRAZIL
Gold		Marsam Metals	BRAZIL
Gold	*	Royal Canadian Mint	CANADA
Gold	*	Asahi Refining Canada Ltd.	CANADA
Gold	*	Glencore Canada Corporation - CCR Refinery	CANADA
Gold	*	Planta Recuperadora de Metales SpA	CHILE
Gold	*	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	*	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	*	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	*	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	*	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	*	Jiangxi Copper Co., Ltd.	CHINA
Gold	*	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold		Yunnan Copper Southwest Copper Branch	CHINA
Gold		Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold		Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold		Hunan Guiyang Yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold		Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold		Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold		Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA
Gold		Shenzhen CuiLu Gold Co., Ltd.	CHINA
Gold		Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold		Shandong Humon Smelting Co., Ltd.	CHINA
Gold		Dongwu Gold Group	CHINA

Gold		SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	CHINA
Gold	*	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	*	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	*	Gold by Gold Colombia	COLOMBIA
Gold	*	SAFINA A.S.	CZECHIA
Gold		WEEEREFINING	FRANCE
Gold		SAAMP	FRANCE
Gold	*	Agosi AG	GERMANY
Gold	*	Aurubis AG, Hamburg	GERMANY
Gold	*	C. Hafner GmbH + Co. KG	GERMANY
Gold	*	Heimerle + Meule GmbH	GERMANY
Gold	*	WIELAND Edelmetalle GmbH	GERMANY
Gold	*	Heraeus Germany GmbH Co. KG	GERMANY
Gold		Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold		Gold Coast Refinery	GHANA
Gold	*	Bangalore Refinery	INDIA
Gold	*	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold		TITAN COMPANY LIMITED, JEWELLERY DIVISION	INDIA
Gold		Shirpur Gold Refinery Ltd.	INDIA
Gold		JALAN & Company	INDIA
Gold		Attero Recycling Pvt Ltd	INDIA
Gold		CGR Metalloys Pvt Ltd.	INDIA
Gold		Augmont Enterprises Private Limited	INDIA
Gold		Emerald Jewel Industry India Limited (Unit 1)	INDIA
Gold		Emerald Jewel Industry India Limited (Unit 2)	INDIA
Gold		Emerald Jewel Industry India Limited (Unit 3)	INDIA
Gold		Emerald Jewel Industry India Limited (Unit 4)	INDIA
Gold		MD Overseas	INDIA
Gold		GGC Gujrat Gold Centre Pvt. Ltd.	INDIA
Gold		Sovereign Metals	INDIA
Gold		Kundan Care Products Ltd.	INDIA
Gold	*	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	*	Chimet S.p.A.	ITALY
Gold	*	Italpreziosi	ITALY
Gold	*	T.C.A S.p.A	ITALY
Gold		8853 S.p.A.	ITALY
Gold		Safimet S.p.A	ITALY
Gold	*	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	*	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	*	ASAHI METALFINE, Inc.	JAPAN
Gold	*	Asaka Riken Co., Ltd.	JAPAN
Gold	*	Chugai Mining	JAPAN
Gold	*	Dowa	JAPAN
Gold	*	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	*	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	*	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	*	Mitsubishi Materials Corporation	JAPAN
Gold	*	Mitsui Mining and Smelting Co., Ltd.	JAPAN

Gold	*	Nihon Material Co., Ltd.	JAPAN
Gold	*	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	*	Yamakin Co., Ltd.	JAPAN
Gold	*	Yokohama Metal Co., Ltd.	JAPAN
Gold	*	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	*	Japan Mint	JAPAN
Gold	*	JX Advanced Metals Corporation	JAPAN
Gold	*	Kojima Chemicals Co., Ltd.	JAPAN
Gold	*	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	*	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	*	Tokuriki Honten Co., Ltd.	JAPAN
Gold	*	Kazzinc Ltd	KAZAKHSTAN
Gold	*	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold		Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	*	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	*	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	*	LS MnM Inc.	KOREA, REPUBLIC OF
Gold	*	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	*	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	*	NH Recytech Company	KOREA, REPUBLIC OF
Gold		HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
Gold		Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold		Torecom	KOREA, REPUBLIC OF
Gold		Samduck Precious Metals	KOREA, REPUBLIC OF
Gold		Kyrgyzaltyn JSC	KYRGYZSTAN
Gold		State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold		Modeltech Sdn Bhd	MALAYSIA
Gold	*	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold		Caridad	MEXICO
Gold	*	Remondis PMR B.V.	NETHERLANDS
Gold		Morris and Watson	NEW ZEALAND
Gold		K.A. Rasmussen	NORWAY
Gold	*	Minera Titan del Peru SRL (MTP) - Belen Plant	PERU
Gold		Soleil Metals (YAKARI Plant)	PERU
Gold		Soleil Metals (Chala One Plant)	PERU
Gold	*	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	*	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold		Albino Mountinho Lda.	PORTUGAL
Gold	*	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	*	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
Gold	*	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	*	Impala Platinum - Platinum Metals Refinery (PMR)	SOUTH AFRICA
Gold		AU Traders and Refiners	SOUTH AFRICA
Gold	*	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	*	Boliden Mineral AB (Ronnskar)	SWEDEN
Gold	*	Valcambi S.A.	SWITZERLAND
Gold	*	Argor-Heraeus S.A.	SWITZERLAND
Gold	*	Metalor Technologies S.A.	SWITZERLAND

Gold	*	MKS PAMP SA	SWITZERLAND
Gold	*	PX Precinox S.A.	SWITZERLAND
Gold		Cendres + Metaux S.A.	SWITZERLAND
Gold	*	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	*	Elite Industech Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold		Super Dragon Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold		Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	*	GG Refinery Ltd.	TANZANIA, UNITED REPUBLIC OF
Gold		Umicore Precious Metals Thailand	THAILAND
Gold	*	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	*	Istanbul Gold Refinery	TURKEY
Gold		Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold		International Precious Metal Refiners	UNITED ARAB EMIRATES
Gold		Fujairah Gold FZC	UNITED ARAB EMIRATES
Gold		SAM Precious Metals FZ-LLC	UNITED ARAB EMIRATES
Gold		Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
Gold		Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	*	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	*	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	*	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	*	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	*	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	*	Materion	UNITED STATES OF AMERICA
Gold	*	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	*	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold		Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold		Pease & Curren	UNITED STATES OF AMERICA
Gold		Noble Metal Services	UNITED STATES OF AMERICA
Gold		QG Refining, LLC	UNITED STATES OF AMERICA
Gold		Alexy Metals	UNITED STATES OF AMERICA
Gold		Metallix Refining Inc.	UNITED STATES OF AMERICA
Gold	*	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	*	Almalyk Mining and Metallurgical Complex	UZBEKISTAN

* = Conformant or actively participating in the RMI Responsible Minerals Assurance Process (as reported by RMI as of April 30, 2026).

ANNEX II
Annex II includes possible countries of origin of Conflict Minerals that may have been processed by supplier-reported smelters and refiners. Eaton believes that Annex II is likely to include more countries than those that are actually sources of the Conflict Minerals in Eaton’s products and supply chain.

Annex II**
Albania	Georgia	Oman
Algeria	Germany	Panama
Andorra	Ghana	Papua New Guinea
Angola	Greece	Peru
Anguilla	Greenland	Philippines
Antigua and Barbuda	Grenada	Poland
Argentina	Guatemala	Portugal
Armenia	Guernsey	Puerto Rico
Aruba	Guinea	Romania
Australia	Guyana	Russia
Austria	Honduras	Rwanda
Azerbaijan	Hong Kong	Saint Kitts and Nevis
Bahamas	Hungary	Saint Luca
Bangladesh	Iceland	Saint Vincent and Grenadines
Barbados	India	San Marino
Belarus	Indonesia	Saudi Arabia
Belgium	Ireland	Senegal
Benin	Israel	Serbia
Bolivia	Italy	Sierra Leone
Bosnia and Herzegovina	Jamaica	Singapore
Botswana	Japan	Sint Maarten
Brazil	Jordan	Slovakia
Brunei Darussalam	Kazakhstan	Slovenia
Bulgaria	Kenya	Solomon Islands
Burkina Faso	Korea, Republic of	South Africa
Burundi	Kyrgyzstan	Singapore
Cambodia	Lao People's Democratic Republic	Sint Maarten
Cameroon	Laos	Spain
Canada	Latvia	Sri Lanka
Cayman Islands	Lebanon	Suriname
Chile	Liberia	Sweden
China	Liechtenstein	Switzerland
Chinese Taipei	Lithuania	Tajikistan
Colombia	Luxembourg	Tanzania
Congo, Democratic Republic of the	Macao	Thailand
Costa Rica	Madagascar	Trinidad and Tobago
Côte d'Ivoire	Malaysia	Tunisia
Croatia	Mali	Turkey
Curacao	Malta	Uganda
Cyprus	Mauritania	Ukraine
Czech Republic	Mexico	United Arab Emirates
Denmark	Monaco	United Kingdom of Great Britain and Northern Ireland
Dominica	Mongolia	United States of America

Dominican Republic	Morrocco	Uruguay
Ecuador	Mozambique	Uzbekistan
Egypt	Myanmar	Venezuela
El Salvador	Namibia	Vietnam
Estonia	Netherlands	Zambia
Eswatini	New Zealand	Zimbabwe
Ethiopia	Nicaragua
Fiji	Niger
Finland	Nigeria
France	North Macedonia. Republic of
French Guiana	Norway

**The list of possible countries of origin of Conflict Minerals processed by supplier-reported smelters and refiners is based upon country-of-origin information available from The Responsible Minerals Initiative. As a downstream manufacturer many tiers removed from the smelters/refiners and mines of origin, Eaton does not have sufficient information to conclusively determine the countries of origin or chain of custody of Conflict Minerals in our products.